Exhibit 10.2

Transaction Incentive Agreement

Dear Vanessa,

As you are aware, Hanesbrands Inc. (the “Company”) is contemplating a sale of the Champion-related businesses (the “Potential Transaction”). In connection with this process, your continued dedication to, and service with, the Company are viewed by the Company as important to the effective execution of the Potential Transaction.

Because of this, we are pleased to inform you that, subject to your continued employment through the Closing Date (as defined below) and the other terms set forth in this Transaction Incentive Agreement (this “Agreement”), the Company will provide that you will receive a benefit with an aggregate value (as reasonably determined by the Company) as of the Closing Date of at least USD $2,650,000 (less applicable withholdings) (collectively, the “Transaction Incentive”). Except as otherwise provided in Section 4 of this Agreement, the Transaction Incentive will be comprised of the following:

•

accelerated vesting (if applicable) of (a) the remaining unvested Equity Awards (as defined below) granted to you in 2022 and 2023 to the extent provided under the Potential Transaction-related vesting terms previously approved by the Talent and Compensation Committee of the Board of Directors of the Company (the “Committee”) and (b) the remaining unvested Equity Awards granted to you in 2024 to the extent provided under the Potential Transaction-related vesting terms previously approved by the Committee and set forth in the award agreements for such Equity Awards (collectively, the “Equity Award Acceleration”); and (if applicable),

•

to the extent the aggregate value of such Equity Award Acceleration (as reasonably determined by the Company) as of the Closing Date is less than $2,650,000, a lump-sum cash payment in an amount equal to the difference between such aggregate value and $2,650,000.

1.

Terms and Conditions for Receipt of Transaction Incentive. Subject to the satisfaction of the other conditions set forth in this Agreement, you will be eligible to receive the Transaction Incentive so long as:

a)	you remain actively and continuously employed in good standing by the Company from November 15, 2023 through the Closing Date (such period, the “Retention Period”);

b)	you satisfactorily perform the tasks and responsibilities that are assigned to you throughout the Retention Period;

c)	the Closing Date occurs on or before March 30, 2025 (the “End Date”); and

d)	you execute any necessary amendments to your Equity Award grant agreements within the timeframe requested by the Company.

2.

Time of Receipt of Transaction Incentive. Subject to the satisfaction of the conditions set forth in Section 11 of this Agreement, (a) any cash payment due will be paid to you as soon as administratively practicable and in all cases within 30 days following the Closing Date and (b) any Equity Award Acceleration due will be provided as soon as practicable following the Closing Date, and your Equity Awards will be settled in accordance with the terms of the applicable plan and award agreement at the time of such Equity Award Acceleration (or at such other time as may be required to avoid the imposition of additional taxes pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

3.	Certain Definitions: For purposes of this Agreement:

“ABG” means Authentic Brands Group LLC, a Delaware limited liability company.

“Cause” has the meaning set forth in the Severance Agreement.

“Closing Date” shall mean the date of the Initial Closing as defined in that certain Stock and Asset Purchase Agreement between the Company, ABG and the other parties signatory thereto.

“Equity Awards” means all Restricted Stock Units and Performance Stock Units granted to you under the Company’s 2020 Omnibus Incentive Plan, as amended from time to time.

“Severance Agreement” means the Severance/Change in Control Agreement, dated as of August 15, 2022, by and between you and the Company, as amended from time to time.

4.	Termination of Employment.

a)

Involuntary Termination during Retention Period. In the event that your employment is involuntarily terminated by the Company during the Retention Period other than for Cause, (i) provided the Closing Date occurs on or prior to the End Date, you will be entitled to receive an amount equal to a pro-rata portion of the Transaction Incentive paid in cash (determined by multiplying the Transaction Bonus by (A) the number of full months you were employed after the commencement of the Retention Period divided by (B) the number of full months in the Retention Period), (ii) your entitlement to severance compensation will be governed by the terms of the Severance Agreement and (iii) your Equity Awards will be treated as provided for under the applicable grant documents, and you will not be entitled to receive any Equity Award Acceleration. Any cash retention incentive earned and payable pursuant to clause (i) Section 4(a) will be paid no later than March 15, 2025; and any amounts that are unearned at such time shall be forfeited.

b)

Other Terminations of Employment. In the event your employment terminates during the Retention Period for any reason other than as described above, including on account of your resignation or your termination by the Company for Cause, you shall forfeit all rights to the Transaction Incentive. Your eligibility for severance in connection with such termination, if any, will be governed by the Severance Agreement.

5.

Termination of Agreement. This Agreement shall be effective immediately upon its execution by both the Company and you. However, if the Potential Transaction process is abandoned or in the event the Closing Date has not occurred prior to the End Date, this Agreement shall be null and void, and you shall not be entitled to any payments or other benefits hereunder, including the Transaction Incentive.

6.

Severability. Should any provision of this Agreement be determined by a court of competent jurisdiction or other legal authority to be unlawful, invalid or otherwise unenforceable, the validity of the remaining provisions shall remain in full force and effect and this Agreement will be construed and enforced as if such illegal and invalid provision never existed.

7.

Applicable Law. The Company and you agree that this Agreement is entered into and governed by the laws of the State of North Carolina. The Company and you agree that any controversy or claims arising out of or in any way relating to this Agreement, whether at common law or by statute, shall be adjudicated exclusively by either the United States District Court for the Middle District of North Carolina or the appropriate state court located within Forsyth County, North Carolina. The Company and you hereby consent to and submit to the jurisdiction of the state and federal courts within North Carolina and agree that process may be served upon you in any manner provided by the laws of the State of North Carolina.

8.

Excise Tax Adjustment. Subject to the limitation below, if all or any part of the payments or benefits you receive under this Agreement (such payments and benefits together with any other payments or benefits payable under any other agreement with, or plan or policy of, Company are referred to in the aggregate as the “Total Payments”) will, as determined by Company, be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then such payment shall be either: (i) provided to you in full, or (ii) provided to you to such lesser extent as would result in no portion of such payment being subject to such Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such Excise Tax, and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of the payment, notwithstanding that all or some portion of such payment may be taxable under such Excise Tax. To the extent such payment needs to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. You agree to cooperate fully with Company to determine the benefits applicable under this section. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax, and the amounts of such Excise Tax, the following shall apply:

a)

To the extent that Potential Transaction constitutes a “change in ownership or control” for purposes of Section 280G of the Code (“Code Section 280G”), any other payments or benefits received or to be received by you in connection with the Potential Transaction or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, policy, arrangement or agreement with Company) shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2), and all “excess parachute payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of Company’s tax counsel as supported by Company’s independent auditors and acceptable to you, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) in excess of the base amount within the meaning of Code Section 280G(b)(3), or are otherwise not subject to the Excise Tax;

b)	The value of any noncash benefits or any deferred payment or benefit shall be determined by Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4); and

c)

You shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation, and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the applicable date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

9.

Entire Agreement, Amendment. Except as specifically contemplated herein (including, with respect to the provisions of the Severance Agreement that are incorporated herein by reference), this Agreement constitutes the entire agreement between the parties hereto and supersedes any previous agreement or understanding between the parties hereto, whether written or oral, regarding the Potential Transaction and any related Transaction Incentive. It shall not be changed, modified, or amended except in a writing that is signed by both parties.

10.

Incorporation of Certain Provisions. Sections 6 (Claims Procedure) and 15 (Compliance with Code Section 409A) of the Severance Agreement are incorporated herein by reference and shall apply mutatis mutandis to the payments and benefits provided pursuant to this Agreement.

11.

Other Agreements and Documents. Except as expressly modified by this Agreement, your Equity Awards shall remain subject to the terms of the applicable plan and the grant notice and agreements governing Equity Awards. Any other written agreements that you have with the Company regarding compensation or restrictive covenants, including the Severance Agreement, are not modified by this Agreement.

Agreed:

Hanesbrands Inc.

/s/ Kristin L. Oliver

By: Kristin L. Oliver

Chief Human Resources Officer

Date: June 4, 2024

My signature below indicates I have read the Transaction Incentive Agreement and accept its terms and conditions.

/s/ Vanessa LeFebvre

Name: Vanessa LeFebvre

Date: June 3, 2024

[Signature Page for Transaction Incentive Agreement]